EXHIBIT  12
FERRO CORPORATION AND SUBSIDIARIES
RATIO  OF  EARNINGS  TO  FIXED  CHARGES



                                                       September       September
(Dollars in Thousands)                                   1998            1997
                                                        -------         -------
  Earnings:
     Pre-Tax  Income (Loss)                              83,249         (73,826)
     Add:  Fixed  Charges                                13,932          11,315
     Less:  Interest  Capitalization                       (459)           (356)
                                                        -------         -------

Total  Earnings (Loss)                                   96,722         (62,867)
                                                        =======         =======


  Fixed  Charges:
     Interest  Expense                                   11,033           9,021
     Interest  Capitalization                               459             356
     Interest  Portion  of Rental Expense                 2,440           1,938
                                                        -------         -------

Total  Fixed  Charges                                    13,932          11,315
                                                        =======         =======


Total  Earnings (Loss)                                   96,722         (62,867)


  Divided  By:
Total  Fixed  Charges                                    13,932          11,315
                                                        -------         -------


Ratio                                                      6.94           (5.56)



Note: Preferred dividends are excluded. Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculation. Interest portion of rental expense includes conservative estimates based on calculations from prior years.